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EXHIBIT 99.1

DOWNEY FINANCIAL CORP.
N E W S R E L E A S E	For further information contact: Thomas E. Prince Chief Financial Officer (949)509-4440

DOWNEY FINANCIAL CORP. ANNOUNCES
NEW DIRECTOR

          Newport Beach, California — August 30, 2004. Maurice L. McAlister, Chairman of the Board of Downey Financial Corp. (NYSE: DSL) announced today that Jane Wolfe has been elected to the Board of Directors of both Downey Financial Corp. and Downey Savings and Loan Association, F.A. (the “Bank”), effective September 1, 2004. With the addition of Ms. Wolfe, there will be nine directors on each Board.

          Ms. Wolfe was an employee of the Bank for approximately 30 years, until her retirement on May 31, 2004. During her employment, she served as Chief Underwriter, Chief Lending Officer and, since January 2001, as Chief Administrative Officer of the Bank. Prior to re-joining the Bank as Executive Vice President and Chief Lending Officer in April 1994, Ms. Wolfe was Senior Vice President and Manager of Mortgage Lending for Liberty National Bank from September 1993 to April 1994. She also served as a mortgage lending consultant to several financial institutions from November 1992 to September 1993.

          Commenting on Ms. Wolfe’s election, Mr. McAlister stated, “I am delighted to have Jane join the Boards of Downey Financial Corp. and the Bank. She has tremendous experience and knowledge about Downey and in the banking industry as a whole; and Jane will contribute to the continued success of Downey.”

          Downey Financial Corp., headquartered in Newport Beach, California, has assets of $14.7 billion and is the parent company of Downey Savings and Loan Association, F.A., which has 165 branches in California and three in Arizona.

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